Exhibit 10.44
March 16, 2021 Richard M. Buskirk
[address]
Dear Rick:
This letter is to confirm your promotion to the position of Senior Vice President and Chief Financial Officer reporting to Eilif Serck-Hanssen, Chief Executive Officer for Laureate Education, Inc. effective March 17, 2021. This position will be considered remote with no specific office assignment, however, may require frequent travel to the Corporate Office in Baltimore, MD. Also, this position classified as a regular, full-time salary position for wage and hour purposes, and we are making the following offer:

Position:    Senior Vice President and Chief Financial Officer

Base Salary:    $380,000 Annually

Annual Bonus:    Your target bonus percentage is 100% of Base Salary and will not be pro-rated for 2021 per our discussion.

LTI Target:    Subject to the approval of the Compensation Committee of the
Company’s Board of Directors, you will continue to be eligible to participate in our annual equity-based compensation program with an annual target of 100% of your base salary.

Awards may be a mix of: i) restricted stock units, (ii) performance share units, and (iii) stock options, each with respect to the Company’s* Class A common stock, par value $0.004 per share (the “Class A Common Stock”). The exercise price of any stock options will be greater than or equal to the fair market value of the Class A Common Stock on the grant date. Awards will be subject to the terms and conditions of the Laureate 2013 Long-Term Incentive Plan (the “2013 Plan” as the same may be amended from time to time) and one or more award agreements that you must sign and accept in order to receive the awards.

As soon as practicable following the effective date of your promotion, the Company will recommend to the Compensation Committee that it grant you an equity award. The recommendation will be for you to receive the full award (100%) for 2021.

The Compensation Committee of the Company’s Board of Directors may consider additional equity awards to you in future years.

650 SOUTH EXETER STREET BALTIMORE, MD 21202 WWW.LAUREATE.NET

Congratulations on your new position, and we wish you continued success at Laureate Education, Inc. Please indicate your acceptance of this offer by signing in the space provided below and returning it to my attention, retaining a copy for your files.

Sincerely,

/s/ Eilif Serck-Hanssen

Eilif Serck-Hanssen Chief Executive Officer Laureate Education, Inc.

Acknowledgement of Acceptance:

/s/ Richard Buskirk              3/16/2021
Signature     Date

650 SOUTH EXETER STREET BALTIMORE, MD 21202 WWW.LAUREATE.NET